Exhibit (a)(1)(G)

FOR IMMEDIATE RELEASE

For more information, contact Bulldog Investors General Partnership at (201) 556-0092

 BULLDOG INVESTORS GENERAL PARTNERSHIP COMMENCES TENDER OFFER
TO PURCHASE UP TO 5,000,000 SHARES OF BENEFICIAL INTEREST OF FT AT
95% OF NET ASSET VALUE PER SHARE

February 15, 2008 — Bulldog Investors General Partnership (“BIGP”) is offering to purchase up to 5,000,000 of the outstanding shares of beneficial interest, $0.01 par value (the “Shares”), of Franklin Universal Trust (“FT”) from each of the shareholders of FT upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 15, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  The offer is for a price (the “Offer Price”), net to the seller in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon, equal to 95% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (defined below).  The Shares are traded on the NYSE under the symbol “FT.”  The NAV as of the close of the regular trading session of the NYSE on February 14, 2008 was $7.28 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XFUTX.”  Shareholders may also call BIGP at (201) 556-0092 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays) for current NAV quotations.

Shareholders of FT will be able to obtain a free copy of the Offer to Purchase, related Letter of Transmittal and other Offer documents (when they become available) at a website maintained by BIGP at www.bulldoginvestorstenderoffer.com or by contacting BIGP by Email at info@bulldoginvestors.com or telephone at (201) 556-0092.  BIGP will promptly deliver such documents to any requesting shareholder of FT (by U.S. mail or Email, as requested).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 21, 2008 UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

There are no conditions to the Offer based on a minimum number of Shares tendered, the availability of financing, or the success of the Offer.  However, the Offer is conditioned upon, among other things, (1) that each of BIGP’s nominees for election to the Board of Trustees of FT, as set forth in the preliminary proxy statement (the “Proxy Statement”) filed by BIGP on January 4, 2008, be duly elected at the 2008 Annual Shareholders’ Meeting of FT (the “Election Condition”), (2) the absence of certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer, (3) the absence of competing tender offers, (4) that there be no material change with respect to FT’s or BIGP’s financial condition, (5) the absence of certain changes in the financial markets, and (6) that BIGP has not agreed with FT to terminate the Offer.

BIGP expressly reserve the right, in its sole discretion, at any time and from time to time, (1) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (2) upon the occurrence of any of the conditions specified in the Offer to Purchase, including, but not limited to, the failure to satisfy the Election Condition, prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (3) to amend the Offer in any respect prior to the Expiration Date.  Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”).  In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

BIGP has commenced the Offer for the purpose of acquiring a significant equity stake in FT, so that BIGP may (1) gain influence over the management of FT and (2) increase its voting power with the objective of enhancing the value of FT’s shares of beneficial interest.

Provided the conditions to the Offer are satisfied, including, but not limited to, the Election Condition, and BIGP accepts a shareholder’s Shares for payment and consummates the Offer, such shareholder will receive payment as promptly as practicable following the expiration of the Offer.  If a shareholder tenders by delivering the certificates representing their Shares, payment to such shareholder will be made by BIGP in the form of a check in an amount equal to the number of Shares such shareholder tendered (subject to any proration) multiplied by the Offer Price, subject to any required withholding for federal income tax.  If a shareholder’s nominee tenders such shareholder’s Shares to The Depository Trust Company (“DTC”), payment to such shareholder will be made by BIGP through credit to such shareholder’s bank or brokerage account.  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by BIGP of (i) share certificates representing such Shares or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. Under no circumstances will interest on the purchase price for Shares be paid by BIGP, regardless of any extension of the Offer or any delay in making such payment.

If more than 5,000,000 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, BIGP will, upon the terms of, and subject to the conditions to, the Offer, purchase 5,000,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn.  In these circumstances, BIGP will prorate based on a fraction, which will be calculated by dividing (x) 5,000,000 Shares, the maximum number of Shares that BIGP is offering to purchase, by (y) the aggregate number of Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date.  This fraction will then be multiplied by the aggregate number of Shares that have been tendered by each tendering shareholder, and not withdrawn, to determine the resulting number of Shares that will be accepted from each such tendering shareholder.  However, no fractional Shares will be purchased by BIGP in the Offer, and, accordingly, fractional Shares will be rounded down to the nearest whole number of Shares.

If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, BIGP may not be able to announce the final results of proration or pay for any Shares until five NYSE trading days after the Expiration Date.  However, BIGP will pay for validly tendered Shares as promptly as possible once the number of shares accepted is determined.  BIGP expects to be able to pay for all accepted shares held in “street name” which are delivered to BIGP by book-entry transfer within eight business days.  Preliminary results of proration will be announced by press release as promptly as practicable.  Holders of Shares may obtain such preliminary information from BIGP at its telephone number below.  All Shares not accepted for payment due to an oversubscription will be returned promptly to the shareholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at DTC from which the transfer had previously been made, in each case, in accordance with the procedures described in Section 2 of the Offer to Purchase.

BIGP reserves the right to increase or decrease the number of Shares BIGP is seeking in the Offer, subject to applicable laws and regulations described in the Offer to Purchase.

            Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time prior to acceptance for payment.  In order for a withdrawal to be effective, a notice of withdrawal must be timely received by BIGP at its address set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to BIGP, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to BIGP and, unless such Shares have been tendered by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an “Eligible Institution”), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by BIGP, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3 of the Offer to Purchase.

The information required to be disclosed by Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase, and is incorporated herein by reference.

BIGP reserves the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise.  In addition, BIGP may take no further action to acquire additional Shares.  Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration.  Alternatively, BIGP or any of its affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise.  Each such transaction may be effected on terms and at prices then determined by BIGP or the applicable affiliate, which may vary from the terms and price in the Offer.  Purchaser does not intend to provide for a subsequent offering period.

The Offer to Purchase and the related Letter of Transmittal, as well as the Proxy Statement, contain important information which should be read carefully before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to BIGP at the telephone number or Email address listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from BIGP as set forth below, and will be furnished promptly at BIGP’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance, concerning the Offer.

Bulldog Investors General Partnership
Park 80 West, Plaza Two, Suite 750
Saddle Brook, NJ 07663
Telephone:  (201) 556-0092
Email:  info@bulldoginvestors.com

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The tender offer materials are also being filed today with the SEC.  The complete terms and conditions of the offer are set forth in the Offer to Purchase.  The Proxy Statement was filed with the SEC on January 4, 2008.  Cahill/Wink LLP is acting as legal advisor to BIGP.

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BIGP INFORMATION

BIGP is a New York general partnership formed in 2006, whose principal business is investing in publicly traded securities.  The general partners of BIGP are Opportunity Partners L.P., an Ohio limited partnership, Opportunity Income Plus Fund L.P., a Delaware limited partnership, Full Value Partners L.P., a Delaware limited partnership, Kimball & Winthrop, Inc., an Ohio corporation, Steady Gain Partners L.P., a Delaware limited partnership, Mercury Partners L.P., a California limited partnership, and Calapasas Investment Partners L.P., a California limited partnership.  Each of the foregoing general partners of BIGP is a private investment partnership except for Kimball & Winthrop, Inc., which is an investment advisory firm.  As of February 15, 2008, BIGP and its general partners have over $400 million in assets.  As of February 15, 2008, BIGP, along with its affiliates, owns 2,747,337 Shares in the aggregate, which represents approximately 10.91% of the outstanding Shares of FT.  Following consummation of the Offer, BIGP, along with its affiliates, will beneficially own up to approximately 30.8% of the outstanding Shares of FT, assuming 5,000,000 Shares (the maximum number of Shares that BIGP is offering to purchase) have been tendered and accepted by BIGP.  BIGP is not affiliated with FT.

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THIS ANNOUNCEMENT AND THE DESCRIPTION CONTAINED HEREIN IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF FRANKLIN UNIVERSAL TRUST.  AT THE TIME THE TENDER OFFER IS COMMENCED, BULLDOG INVESTORS GENERAL PARTNERSHIP WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WITH RESPECT TO THE OFFER.  BULLDOG INVESTORS GENERAL PARTNERSHIP HAS ALSO FILED, ON JANUARY 4, 2008, A PRELIMINARY PROXY STATEMENT WITH RESPECT TO ITS NOMINEES FOR ELECTION TO THE BOARD OF TRUSTEES OF FRANKLIN UNIVERSAL TRUST.  ALL OF THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHAREHOLDERS OF FRANKLIN UNIVERSAL TRUST ARE URGED TO READ THEM CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.  SHAREHOLDERS OF FRANKLIN UNIVERSAL TRUST WILL BE ABLE TO OBTAIN A FREE COPY OF EACH OF THESE DOCUMENTS (WHEN THEY BECOME AVAILABLE) AT A WEBSITE MAINTAINED BY BULLDOG INVESTORS GENERAL PARTNERSHIP AT WWW.BULLDOGINVESTORSTENDEROFFER.COM OR BY CONTACTING BULLDOG INVESTORS GENERAL PARTNERSHIP BY EMAIL AT INFO@BULLDOGINVESTORS.COM OR TELEPHONE AT (201) 556-0092.  THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE PROXY STATEMENT ALSO WILL BE AVAILABLE AT NO CHARGE AT THE WEBSITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV.